Exhibit 5.1

Letterhead of Kane Kessler, P.C.

December 27, 2018

BioHiTech Global, Inc.

80 Red Schoolhouse Road, Suite 101

Chestnut Ridge, NY 10972

Re:       Registration Statement on Form S-3 of BioHiTech Global, Inc.

Ladies and Gentlemen:

We have acted as special counsel to BioHiTech Global, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement is being filed to register 714,519 shares of common stock of the Company, par value $0.0001 per share (the “Common Shares”). Of the Common Shares being registered, there are (i) 150,000 Common Shares presently issued and outstanding and owned by the selling stockholder (the “Outstanding Shares”) and (ii) 564,519 Common Shares issuable to such selling stockholder upon conversion of shares (the “Conversion Shares”) of Series E Convertible Preferred Stock of the Company, par value $0.0001 per share (the “Series E Preferred Stock” and, collectively with the Outstanding Shares, the “Shares”), that are presently issued and outstanding and owned by the selling stockholder. The Shares may be issued and sold or delivered from time to time as set forth in the Registration Statement, and amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus (the “Prospectus Supplements”) and pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act (the “Securities Act Rules”).

In our capacity as special counsel to the Company in connection with the matters referred to above, we have examined copies of the following: (i) the Amended and Restated Certificate of Incorporation of the Company, including the Certificate of Designation of Rights and Preferences of the Series E Convertible Preferred Stock, as amended to date and currently in effect (the “Amended and Restated Certificate”), (ii) the Amended and Restated By-laws of the Company currently in effect (the “By-laws”), and certain records of the Company’s corporate proceedings as reflected in respective minute books; and (iii) the Registration Statement, in the form it is to be filed with the Commission on the date hereof. We have also examined such other documents, papers, authorities and statutes as we have deemed necessary to form the basis of the opinions hereinafter set forth.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. As to certain facts material to this opinion, we have relied upon oral or written statements and representations of officers and other representatives of the Company including that the number of Common Shares which the Company is authorized to issue in its Amended and Restated Certificate exceeds (i) the number of Common Shares outstanding, (ii) the number of Common Shares held as treasury shares, and (iii) the number of Common Shares which the Company is obligated to issue (or has otherwise reserved for issuance for any purpose) and we have assumed for purposes of our opinion herein that such condition will remain true at all future times relevant to this opinion.

We have also assumed for purposes of this opinion that (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act; (ii) an appropriate Prospectus or Prospectus Supplement with respect to the Shares has been prepared, delivered and filed in compliance with the Securities Act and the applicable Securities Act Rules; (iii) the Board of Directors of the Company, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance of (A) the shares of Series E Preferred Stock and related matters, and (B) the Conversion Shares and related matters; (iv) the Shares and Series E Preferred Stock have been issued and delivered against adequate consideration received by the Company therefor (not less than par value for the Shares and Series E Preferred Stock, as the case may be), and (v) the issuance and/or sale of the Shares and/or Series E Preferred Stock did not violate any applicable law or the Amended and Restated Certificate or the By-Laws or result in a default under or breach of any agreement or instrument binding upon the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company. We have also relied on certificates of public officials, and such other documents and information as we have deemed necessary or appropriate to enable us to render the opinions expressed below. We have not undertaken any independent investigation to determine the accuracy of any such facts.

Based upon and subject to the foregoing and the other qualifications, assumptions and limitations set forth herein, we are of the opinion that the Shares to be offered by the selling stockholder pursuant to the Registration Statement are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus, which forms a part thereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

We are qualified to practice law in the State of New York and do not purport to be experts on any law other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States. We are not admitted or qualified to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we deem necessary to render the opinions contemplated herein. We express no opinion regarding the Securities Act, or any other federal or state securities laws or regulations.

The opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. This opinion letter is limited to the specific legal matters expressly set forth herein and is limited to present statutes, regulations and administrative and judicial interpretations. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or regulations.

Very truly yours,

KANE KESSLER, P.C.

By: /s/ Kane Kessler, P.C.